                       GREAT UNIVERSAL ACQUISITION CORP.
                      AN INDIRECT WHOLLY-OWNED SUBSIDIARY

                                      OF

                       THE GREAT UNIVERSAL STORES P.L.C.

                        HAS INCREASED THE PRICE OF ITS
                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
          (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                                      OF

                             METROMAIL CORPORATION

                                      TO

                             $34.50 NET PER SHARE
                    (SUBJECT TO CONDITION DESCRIBED BELOW)


 THE OFFER HAS NOT BEEN EXTENDED. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, APRIL 10, 1998, UNLESS THE OFFER IS EXTENDED.


To Our Clients:                                                  March 30, 1998

  Enclosed for your consideration is the Supplement dated March 30, 1998 (the "Supplement") to the Offer to Purchase dated March 16, 1998 (the "Offer to Purchase") and the related revised Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") relating to the Offer by Great Universal Acquisition Corp., a Delaware corporation (the "Purchaser"), which is an indirect wholly-owned subsidiary of The Great Universal Stores P.L.C., a corporation organized under the laws of England ("Parent"), to purchase for cash all outstanding shares of Common Stock, par value $.01 per share (the "Common Stock"), including the associated preferred share purchase rights (the "Rights", and together with the Common Stock, the "Shares"), of Metromail Corporation, a Delaware corporation (the "Company"). We are the holder of record of Shares held by us for your account. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE REVISED LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

  Accordingly, we request your instructions as to whether you wish to tender any of or all of the Shares held by us for your account upon the terms and subject to the conditions set forth in the Offer.

  Your attention is directed to the following:

  1. The offer price is $34.50 per Share ($31.50 per Share if the Merger Agreement and the Stock Purchase Agreements do not continue in full force and effect in accordance with their terms), net to the seller in cash, without interest thereon.

  2. The Offer is being made for all outstanding Shares.

  3. THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND DETERMINED THAT TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

  4. The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on Friday, April 10, 1998, unless extended.

  5. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) that number of Shares that, when added to any Shares acquired pursuant to the Stock Purchase Agreements simultaneously with the acceptance of Shares for payment pursuant to the Offer, represent at least a majority of the Shares outstanding on a fully-diluted basis on the date of purchase.

  6. Any stock transfer taxes applicable to a sale of Shares to the Purchaser pursuant to the Offer will be borne by the Purchaser, except as otherwise provided in Instruction 6 of the revised Letter of Transmittal.

  Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf prior to the expiration of the Offer. If you wish to have us tender any of or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

  The Offer is made solely by the Offer to Purchase, the Supplement and the related revised Letter of Transmittal. The Offer is not being made to, nor will tenders be accepted from, or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. If the securities laws of any jurisdiction require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the law of such jurisdiction.

                       INSTRUCTIONS WITH RESPECT TO THE
                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
          (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                                      OF

                             METROMAIL CORPORATION

  The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase dated March 16, 1998, as amended and supplemented by the enclosed Supplement thereto dated March 30, 1998 (the "Supplement"), and the related revised Letter of Transmittal, in connection with the offer by Great Universal Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of The Great Universal Stores P.L.C., a corporation organized under the laws of England, to purchase all outstanding shares of common stock, par value $.01 per share (the "Common Stock"), including the associated preferred share purchase rights (the "Rights", and together with the Common Stock, the "Shares"), of Metromail Corporation, a Delaware corporation.

  This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in such Offer to Purchase, Supplement and related revised Letter of Transmittal.

Dated:  , 1998

                       NUMBER OF SHARES TO BE TENDERED*

                                     SHARES

  I (we) understand that if I (we) sign this instruction form without indicating a lesser number of Shares in the space above, all Shares held by you for my (our) account will be tendered.

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                                 Signature(s)

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                                Print Name(s)

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                              Print Address(es)

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                        Area Code and Telephone Number

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                       Tax ID or Social Security Number
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*  Unless otherwise indicated, it will be assumed that all Shares held by your firm for my (our) account are to be tendered.